Exhibit 99.1

210 Westwood Place South, Suite 400 Brentwood, TN 37027

NEWS	FOR IMMEDIATE RELEASE

DOANE PET CARE REPORTS 2004 THIRD QUARTER RESULTS

Brentwood, Tennessee, November 11, 2004 — Doane Pet Care Company (the “Company”) today reported results for its third quarter and nine months ended October 2, 2004.

Quarterly Results

For the third quarter of fiscal 2004, the Company’s net sales increased 3.0% to $251.0 million from $243.8 million in the third quarter of fiscal 2003. Excluding the impact of foreign currency exchange fluctuations in the third quarter of 2004, the Company’s net sales increased by 0.6%. The sales increase was primarily due to the favorable impact of the Company’s 2004 domestic price increases offset by lower domestic sales volume.

The Company reported a net loss of $15.3 million for its 2004 third quarter compared to a net loss of $10.6 million for the 2003 third quarter. The 2004 domestic price increases moderated the impact of substantially higher global commodity costs and lower domestic sales volume. In addition, the increase in the Company’s net loss included: (1) the reclassification of $3.9 million in non-cash preferred stock dividends and accretion to interest expense due to the adoption of SFAS 150 and (2) $1.1 million in European restructuring expenses associated with the estimated $6.7 million project, which is expected to generate $4 to $5 million in annual savings.

Net cash used in operating activities was $0.4 million for the 2004 third quarter compared to net cash provided by operating activities of $19.1 million for the 2003 third quarter. The change was primarily due to an unusually favorable change in working capital in the 2003 third quarter as a result of reaching more favorable payment terms with certain customers in that period.

Adjusted EBITDA was $17.1 million in the 2004 third quarter compared to $20.2 million in the 2003 third quarter. The benefit of the 2004 domestic price increases moderated the impact of substantially higher global commodity costs and lower domestic volume.

The Company believes cash flows from operating activities is the most directly comparable GAAP financial measure to the non-GAAP Adjusted EBITDA liquidity measure typically reported in its earnings releases. The calculation of Adjusted EBITDA is explained below in the section titled “Adjusted EBITDA Supplemental Information.”

On November 5, 2004, the Company entered into a new $230 million senior credit facility agreement. The proceeds from the new senior credit facility were used to refinance the Company’s existing senior credit facility and for general corporate purposes. The final maturity of the new senior credit facility is the earlier of five years from the closing date or 91 days prior to the maturity of the Company’s senior subordinated notes due May 15, 2007, as such notes may be amended, extended or replaced. The new senior credit facility improves the Company’s capital structure by replacing its previous senior credit facility, portions of which were scheduled to mature in December of 2005, as well as lowering its debt service costs and increasing its liquidity.

Doug Cahill, the Company’s President and CEO, said, “Our new cost-sharing arrangements and the price increases successfully offset significantly higher U.S. commodity costs in the third quarter and we also benefited from positive manufacturing efficiencies. However, lower U.S. volume offset these positive benefits. We continue to focus on cost containment and manufacturing efficiency to moderate the impact of lower U.S. volume. In Europe, operating performance was moderated by higher raw material costs.”

Year-to-Date Results

For the first nine months of fiscal 2004, the Company’s net sales increased 5.7% to $780.2 million from $738.2 million for the first nine months of fiscal 2003. Excluding the impact of foreign currency exchange fluctuations, the Company’s net sales increased by 3.0% in the first nine months of 2004. The year-to-date 2004 sales increase was primarily due to the positive impact of the 2004 domestic price increases partially offset by reduced shipments to Mexico and lower domestic sales volume.

The Company reported a net loss of $40.8 million for the first nine months of 2004 compared to a net loss of $21.9 million for the 2003 nine-month period. The positive impact of the Company’s new pricing strategy moderated the substantially higher commodity costs and lower domestic sales volume. In addition, the change in the Company’s net loss also included: (1) the required mark-to-market fair value accounting of the Company’s commodity derivative instruments which resulted in an $8.0 million period-over-period unfavorable impact to the Company’s results; (2) $6.7 million in European restructuring expenses; (3) the reclassification of $11.3 million in non-cash preferred stock dividends and accretion to interest expense in 2004; and (4) $12.1 million of non-cash charges in the first nine months of fiscal 2003 associated with the Company’s debt refinancing completed during the first quarter of 2003 and the optional prepayment in the third quarter of 2003.

Net cash used in operating activities was $6.7 million for the 2004 nine-month period compared to net cash provided by operating activities of $33.7 million for the 2003 nine-month period. The change was primarily due to an unusually favorable change in working capital in the 2003 third quarter as a result of reaching more favorable terms with certain customers in that period.

Adjusted EBITDA was $60.1 million in the first nine months of 2004 compared to $65.0 million in the first nine months of 2003. The benefit of the 2004 domestic price increases moderated the significantly higher global commodity costs and lower domestic sales volume.

Outlook

Cahill said, “Although we’ve had a challenging year due to the dramatic swings in commodity prices, we are encouraged by the decline in U.S. commodity prices over the past quarter. After seeing record high commodity price levels earlier this year, we are optimistic about our prospects for 2005 with the recent cost declines in the raw materials area. In Europe, we have essentially completed our consolidation program and should begin to realize the cost savings as we move forward into 2005. With the completion of our refinancing, a streamlined European operation, and an improving cost environment, our prospects are much better than they were a year ago at this time.”

Adjusted EBITDA Supplemental Information

Adjusted EBITDA is a non-GAAP liquidity measure presented in this press release as a supplemental disclosure to cash flows from operating activities. Management believes that it is a useful presentation to investors in addition to GAAP cash flows from operating activities because of the significant impact working capital fluctuations can have on reported cash flows from operating activities. Management also believes Adjusted EBITDA is an analytical indicator of cash generated for purposes of assessing the Company’s ability to service its debt and fund capital expenditures. In addition, management believes that Adjusted EBITDA is of interest to the Company’s investors and lenders because it is the basis for the calculation of the financial covenant tests under the Company’s senior credit facility. The Company’s management uses Adjusted EBITDA to evaluate its business, to allocate resources and capital and to measure performance for incentive compensation purposes.

However, Adjusted EBITDA should be considered in addition to, not as a substitute for, cash flows from operating activities. The Company has significant uses of cash flows, including capital expenditures, interest payments, income tax payments, debt principal repayments and other charges, which are not reflected in Adjusted EBITDA. The Company defines Adjusted EBITDA as cash flows from operating activities, including income from joint ventures, before interest paid, income taxes paid, changes in working capital and certain other charges. These other charges include SFAS 133 accounting as well as charges associated with strategic and financial initiatives, including acquisitions, divestitures, financing transactions and restructuring efforts such as plant closings.

A reconciliation of Adjusted EBITDA to GAAP net income (loss) and GAAP cash flows from operating activities is included as a table below.

Forward-Looking Statements

All statements in this press release, including those relating to the Company’s 2004 outlook, other than statements of historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Readers should not place undue reliance on any forward-looking statements, which speak only as of the date made. Although the Company believes the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. It is important to note that actual results could differ materially from those expressed or implied by such forward-looking statements. Factors that could cause results to differ materially include without limitation: decreases or changes in demand for the Company’s products, changes in market trends, general competitive pressures from existing and new competitors, price volatility of commodities, natural gas, other raw materials and packaging, foreign currency exchange rate fluctuations, future investment returns in its pension plans, changes in laws and regulations, adverse changes in operating performance, adverse economic conditions and other factors. Further information concerning factors that could cause actual results to differ materially from those in the forward-looking statements are contained from time to time in the Company’s SEC filings, including without limitation the Company’s 2003 Annual Report on Form 10-K. We undertake no obligation to revise the forward-looking statements to reflect any future events or circumstances. All forward-looking statements attributable to the Company are expressly qualified in their entirety by this cautionary statement.

About the Company

Doane Pet Care Company, based in Brentwood, Tennessee, is the largest manufacturer of private label pet food and the second largest manufacturer of dry pet food overall in the United States. The Company sells to approximately 500 customers around the world and serves many of the top pet food retailers in the United States, Europe and Japan. The Company offers its customers a full range of pet food products for both dogs and cats, including dry, semi-moist, wet, treats and dog biscuits. For more information about the Company, including its SEC filings and past press releases, please visit www.doanepetcare.com. However, nothing contained therein shall be deemed to be a part of this press release.

CONTACT: Philip K. Woodlief, Vice President, Finance and Chief Financial Officer Tel: (615) 373-7774

-four tables to follow-

DOANE PET CARE COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Millions)
(Unaudited)

	Third quarter		First nine months
	2004	2003	2004	2003
Net sales	$251.0	$243.8	$780.2	$738.2
Cost of goods sold	218.1	207.0	673.4	617.5

Gross profit	32.9	36.8	106.8	120.7
% of net sales	13.1%	15.1%	13.7%	16.4%
Operating expenses:
Promotion and distribution	13.8	14.7	41.8	41.9
Selling, general and administrative	12.4	12.0	38.4	36.5
Amortization	1.1	1.2	3.4	3.5
Other operating expenses	1.1	—	6.3	—

Income from operations	4.5	8.9	16.9	38.8
Interest expense, net (1)	18.5	14.7	54.6	43.6
Debt extinguishments	—	1.0	—	12.1
Other income, net	(0.1)	(0.2)	(0.8)	(0.7)

Loss before income taxes	(13.9)	(6.6)	(36.9)	(16.2)
Income tax expense	1.4	4.0	3.9	5.7

Net loss	$(15.3)	$(10.6)	$(40.8)	$(21.9)

(1)	Interest expense for the third quarter and first nine months of fiscal 2004 includes $3.9 and $11.3 million, respectively, of accretion and dividends related to the Company’s Senior Preferred Stock (Redeemable) which was reclassified as long-term debt as of the beginning of fiscal 2004 upon adoption of SFAS 150.

DOANE PET CARE COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in Millions, except Par Value and Shares)
(Unaudited)

	End of
	Third quarter	Fiscal
	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$2.3	$29.3
Accounts receivable, net	105.8	91.6
Inventories, net	67.3	68.6
Deferred tax assets	2.4	1.9
Prepaid expenses and other current assets	11.2	14.4

Total current assets	189.0	205.8
Property, plant and equipment, net	248.3	266.4
Goodwill and trademarks	379.7	380.4
Other assets	33.1	33.3

Total assets	$850.1	$885.9

LIABILITIES AND STOCKHOLDER’S EQUITY (DEFICIT)
Current liabilities:
Current maturities of long-term debt	$3.5	$13.2
Accounts payable	90.0	100.5
Accrued liabilities	59.8	51.7

Total current liabilities	153.3	165.4

Long-term debt:
Long-term debt, excluding current maturities	563.6	560.9
Senior Preferred Stock (Redeemable) (1)	102.4	—

Total long-term debt	666.0	560.9
Deferred tax liabilities	32.3	28.5
Other long-term liabilities	9.3	8.8

Total liabilities	860.9	763.6

Senior Preferred Stock (Redeemable)	—	91.1

Commitments and contingencies
Stockholder’s equity (deficit):
Common stock, $0.01 par value, 1,000 shares authorized, issued and outstanding	—	—
Additional paid-in-capital	115.7	115.7
Accumulated other comprehensive income	48.9	50.2
Accumulated deficit	(175.4)	(134.7)

Total stockholder’s equity (deficit)	(10.8)	31.2

Total liabilities and stockholder’s equity (deficit)	$850.1	$885.9

(1)	Senior Preferred Stock (Redeemable) was reclassified as long-term debt as of the beginning of fiscal 2004 upon adoption of SFAS 150. SFAS 150 explicitly prohibits restatement of prior periods.

DOANE PET CARE COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in Millions)
(Unaudited)

	First nine months
	2004	2003
Cash flows from operating activities:
Net loss	$(40.8)	$(21.9)
Items not requiring (providing) cash:
Depreciation	25.5	22.9
Amortization	4.1	4.2
Deferred income tax expense	3.2	4.6
Non-cash interest expense (1)	14.9	3.9
Equity in joint ventures	(0.7)	(0.4)
Debt extinguishments	—	12.1
Asset impairments	0.4	—
Changes in current assets and liabilities	(13.3)	8.3

Net cash provided by (used in) operating activities	(6.7)	33.7

Cash flows from investing activities:
Capital expenditures	(9.9)	(15.9)
Proceeds from sale of assets	0.8	0.2
Other, net	(1.5)	(2.8)

Net cash used in investing activities	(10.6)	(18.5)

Cash flows from financing activities:
Net repayments under revolving credit agreements	—	(15.0)
Proceeds from issuance of long-term debt	13.1	210.4
Principal payments on long-term debt	(20.2)	(207.0)
Payments for debt issuance costs	(3.0)	(7.7)

Net cash used in financing activities	(10.1)	(19.3)
Effect of exchange rate changes on cash and cash equivalents	0.4	0.6

Decrease in cash and cash equivalents	(27.0)	(3.5)
Cash and cash equivalents, beginning of period	29.3	7.6

Cash and cash equivalents, end of period	$2.3	$4.1

(1)	Non-cash interest expense for the first nine months of fiscal 2004 includes $11.3 million of accretion and dividends related to the Company’s Senior Preferred Stock (Redeemable) which was reclassified as long-term debt as of the beginning of fiscal 2004 upon adoption of SFAS 150.

ADJUSTED EBITDA RECONCILIATION FOR
DOANE PET CARE COMPANY AND SUBSIDIARIES
(Dollars in Millions)
(Unaudited)

HISTORICAL RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA
AND CASH FLOWS FROM OPERATING ACTIVITIES

	Third quarter		First nine months
	2004	2003	2004	2003
Net loss	$(15.3)	$(10.6)	$(40.8)	$(21.9)
Adjustments to net loss:
Interest expense, net	18.5	14.7	54.6	43.6
Income tax expense	1.4	4.0	3.9	5.7
Depreciation	8.2	7.8	25.5	22.9
Amortization	1.2	1.4	4.1	4.2
SFAS 133 (gain) loss	2.0	1.9	6.5	(1.6)
Debt extinguishments	—	1.0	—	12.1
Other operating expenses	1.1	—	6.3	—

Adjusted EBITDA	17.1	20.2	60.1	65.0
Changes in current assets and liabilities	(0.6)	14.8	(13.3)	8.3
Adjustments to net loss which are changes in current assets and liabilities:
Change in interest payable	1.3	1.4	1.0	3.5
Change in income taxes payable	0.1	(0.1)	0.2	(0.6)
SFAS 133 gain (loss)	(2.0)	(1.9)	(6.5)	1.6
Other operating expenses	0.1	—	0.3	0.8
Adjustments to net loss which provide (require) cash:
Interest paid	(14.6)	(15.2)	(40.7)	(43.2)
Income taxes paid	(0.4)	(0.1)	(0.9)	(0.5)
Restructuring charges paid	(1.2)	—	(7.0)	(0.8)
Arbitration settlement	—	—	0.8	—
Equity in joint ventures	(0.2)	(0.1)	(0.7)	(0.4)

Net cash provided by (used in) operating activities	$(0.4)	$19.0	$(6.7)	$33.7